UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2006

ClearComm, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-28362	66-0514434
(State or other jurisdiction of organization)	(Commission File Number)	(IRS Employer Identification No.)

1112 Weston Road, Suite 117

Weston, Florida 33326

(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 496-4325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04            Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 30, 2006, ClearComm, L.P., a Delaware limited partnership (“ClearComm”), received a notice from ABN AMRO BANK N.V. (“ABN AMRO”) indicating that NewComm Wireless Services, Inc., a Puerto Rico corporation (“NewComm”) and subsidiary of ClearComm, defaulted under its loan agreement with ABN AMRO and claiming that, in connection with NewComm’s default, ClearComm owes ABN AMRO $61 million plus interest and fees pursuant to the terms of the guaranty set forth in the loan agreement.

ClearComm is reviewing the matter to determine what obligations ClearComm has, if any, in this matter and will respond accordingly.  In addition, to the extent appropriate, ClearComm intends to explore possible alternatives with ABN AMRO relating to the foregoing.

Item 8.01            Other Events

On November 28, 2006, NewComm filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.  NewComm has entered into an asset purchase agreement to sell substantially all of its assets to a group formed by its existing secured lender, D.B. Zwirn Special Opportunities Fund, Ltd., and MC Venture Partner/Columbia Capital LLC, for a base purchase price of approximately $103.5 million plus assumed liabilities.  The purchase price includes a commitment for $38 million in new financing from parties related to the proposed purchaser.  These funds are intended to be used by the purchaser to upgrade network coverage and services if NewComm’s proposed asset sale is consummated.

It is expected that NewComm will conduct an auction sale of the assets pursuant to 11 U.S.C. § 363 (“Section 363”) of the U.S. Bankruptcy Code, which sale is subject to the approval of the Bankruptcy Court.  The asset purchase agreement is subject to various conditions, and will only be approved by the Bankruptcy Court if, among other matters, it is found to be the “best and highest” bid for the assets.   It is possible that neither ClearComm nor ClearComm’s partners would receive any proceeds or other consideration in connection with the auction sale of  NewComm’s assets under Section 363.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2006	ClearComm, L.P.

	By:	SuperTel Communications Corp.
	Its:	General Partner

	By:	/s/ John J. Duffy
John J. Duffy
President and Chief Executive Officer